Exhibit 16.1

June 4, 2013

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

RE: INRAD OPTICS, INC. & CIK # 0000719494

Dear Sir or Madam:

Effective as of June 1, 2013 we are the successor to Holtz Rubenstein Reminick LLP (“HRR”), which was the independent registered public accounting firm of Inrad Optics, Inc. (the “Company”).

We have read the statements made by the Company pursuant to Item 4.01 of Form 8-K, which we understand will be filed with the Securities and Exchange Commission as part of the Form 8-K dated June 1, 2013. We agree with the Company’s statements concerning HRR and our firm in such Form 8-K.

Sincerely,

/s/ Baker Tilly Virchow Krause LLP

BAKER TILLY VIRCHOW KRAUSE, LLP